Exhibit 14.1

RING ENERGY, INC.

CODE OF ETHICS

(As Adopted January 23, 2013)

Ring Energy, Inc., a Nevada corporation, (the “Company”) is formally establishing, although it believes it has complied with the tenants of such a document during its existence, a Code of Ethics (the “Code”) pursuant to Section 406 of the Sarbanes-Oxley Act, and Item 406 of Regulation S-K, which is designed to deter wrongdoing and to promote:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in other public communications made by the Company;

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Compliance with applicable government laws, rules, and regulations;

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The prompt internal reporting of violations of the Code to the appropriate person or persons identified in the Code; and

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Accountability for adherence to the Code.

The Code of Ethics expects the highest standard of ethical conduct and fair dealing.  This Code applies to the Company’s Chief Executive Officer (“CEO”), President, Chief Financial Officer, and Corporate Controller, as well as the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, of any consolidated subsidiary of the Company (collectively the “Officers”).  While this policy is intended to only cover the actions of the Officers, the Company expects its other officers, directors and employees will also review this Code and abide by its provisions.  The Company’s reputation is a valuable asset and as such must continually be guarded by all associated with the Company so as to earn the trust, confidence and respect of our suppliers, customers and shareholders.

The Company’s Officers are committed to conducting business in accordance with the highest ethical standards.  The Officers must comply with all applicable laws, rules and regulations.  Furthermore, Officers must not commit an illegal or unethical act or instruct or authorize others to do so.

Conflicts of Interest

The Officers must act in the best interests of the Company, and should avoid any situation that presents an actual, potential, or apparent conflict between their personal interests and the interests of the Company.

The Officers have a conflict when their personal interests, relationships, or activities, or those of a member of their immediate family, interfere or conflict, or even appear to interfere or conflict, with the interests of the Company.  A conflict of interest prevents one from acting objectively with the best interests of the Company in mind, or prevents one from exercising sound, ethical business judgment.

Public Communications

The Company is committed to providing Company information to the public in a manner that complies with all applicable legal and regulatory requirements and that promotes investor confidence by facilitating fair, orderly and efficient behavior.  The reports and documents filed by the Company with the Securities and Exchange Commission, as well as any other public communications, must be complete, fair, accurate and timely.  The Officers must do everything in their power to comply with these standards.

Gifts

The Officers may not give or receive kickbacks, rebates, gifts, services, or any other benefits, other than gifts of nominal value from a supplier, competitor, government official, customer or any other person with which the Company does, or expects to do, business.  Amounts would be considered in excess of nominal value if they create the appearance of impropriety or actually influence the Company to give preferential, versus arms-length, treatment to the provider.

Loans

Officers may not accept loans, or loan guarantees, from the Company, or from any persons or entities, either doing business with, or seeking business with the Company.  The Company will not make any loans to Officers, other officers, directors, employees, or any outside parties doing business with, or seeking business with, the Company.

Confidential Information

Officers, as well as other officers, directors and employees, are to respect the confidentiality of Company, employee, supplier, customer, competitor and any other person or entity’s information that is not a matter of public record.  Confidential information must not be used for personal gain.

Compliance with the Code

Officers are expected to fully comply with this Code.  This Code will be strictly enforced and any violations will be dealt with immediately.  Depending on the severity of noncompliance, such violations could lead to disciplinary action, including termination.  Furthermore, violations involving material unlawful behavior will be reported to appropriate outside authorities.  If anyone is unclear as to the possibility of a violation of this Code, he should seek the opinion of the CEO of the Company, the Nominating and Governance Committee, and/or outside legal counsel.

If Officers, or other officers, directors and employees, have knowledge or are suspicious of any non-compliance with this Code, or are concerned that circumstances could lead to a violation of this Code, they should discuss this with their immediate supervisor, the CEO of the Company, the Nominating and Governance Committee, and/or outside legal counsel.

The Company will not allow any retaliation against an employee, officer, or director who acts in good faith in reporting any actual or suspected violation.  Open communication of issues and concerns without fear of retribution or retaliation is vital to the success of this Code.

Adherence to the Code

The CEO will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating and Governance Committee of the Board of Directors, and shall promptly notify the Nominating and Governance Committee of any violation of this Code.

Compliance with Laws and Regulations

The Officers shall comply in all their business activities in their respective roles with all applicable governmental laws, rules and regulations of Nevada and other applicable jurisdictions, as well as the rules of stock exchanges on which the Company shares are listed, including the NYSE MKT LLC.  These obligations include cooperating, appropriately, with governmental investigations of the Company’s business and operations.

Clearances

The Company regards adherence to this Code as well as accountability for such adherence as important.

The Chairman of the Nominating and Governance Committee may, upon request, advise the Officers whether a particular situation or behavior is in compliance with this Code or not, and give a clearance for a situation or behavior that is obviously and evidently compliant.  The determination whether a conflict of interest exists or not, shall be made by the Chair of the Nominating and Governance Committee or, upon the request of the Officers or Chairman of the Nominating and Governance Committee, by the Chairman of the Board.

Reporting of Illegal or Unethical Behavior

Any suspected failures to adhere to, and suspected violations of this Code by any of the Officers, shall be reported to the Chairman of the Nominating and Governance Committee.  If the report is not obviously and evidently without any merit, the matter shall be considered by the Nominating and Governance Committee.  The matter shall be prepared for such consideration by the Chairman of the Nominating and Governance Committee or another individual as instructed by the Nominating and Governance Committee.

Recording

The Chairman of the Nominating and Governance Committee shall keep records of all clearances given by him/her or the Chairman of the Board, as well as of all reports made under this Code on suspected failures by the Officers to adhere to the Code or suspected violations thereof.  In addition, records shall be kept on all decisions taken by the Nominating and Governance Committee in respect of matters considered under this Code.

Assignments

The Nominating and Governance Committee may authorize its Chairman to resolve a specific matter, or a specific category of matters, under this Code.

Waivers

Any waiver of this Code may be made only by the Board of Directors and must be disclosed as set forth below.

Disclosure

This Code will be published on the Company website.  Amendments to, and waivers of, this Code will be disclosed in a similar way.

Approval and Amendments

This Code is approved, and may be amended, by the Board of Directors of Ring Energy, Inc.

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